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                                  M/A/R/C INC.

          EXHIBIT 11--STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)


                                                                 Year Ended December 31
                                                        -----------------------------------------
                                                          1995            1994             1993
                                                        --------        --------         --------
PRIMARY
   Average shares outstanding                           2,577,004        2,619,610       3,282,916

   Assumed exercise of outstanding
     options and warrants                                 652,443          940,727         478,011

   Assumed purchase of treasury shares
     from proceeds of option/warrant exercise            (405,537)        (507,636)       (368,127)
                                                        ---------        ---------       ---------
                                                        2,823,911        3,052,701       3,392,800
                                                        =========        =========       =========

   Net income                                              $3,275           $2,677          $1,178

   Add assumed interest income from
     investment of option/warrant proceeds                      -              115               -
                                                        ---------        ---------       ---------

                                                           $3,275           $2,792          $1,178
                                                        =========        =========       =========

  Primary net income per share                              $1.16            $0.91           $0.35
                                                        =========        =========       =========

FULLY DILUTED
  Average shares outstanding                            2,577,004        2,619,610       3,282,916

  Assumed exercise of outstanding
    options and warrants                                  652,443          940,727         478,011


  Assumed purchase of treasury shares
    from proceeds of option/warrant exercise             (382,943)        (507,636)       (351,892)
                                                        ---------        ---------       ---------
                                                        2,846,505        3,052,701       3,409,035
                                                        =========        =========       =========

  Net income                                               $3,275           $2,677          $1,178

  Add assumed interest income from
    investment of option/warrant proceeds                       -               41               -
                                                        ---------        ---------      ----------
                                                           $3,275           $2,718          $1,178
                                                        =========        =========      ==========

  Primary net income per share                              $1.15            $0.89           $0.35
                                                        =========        =========      ==========

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